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                                                                  Exhibit 99.1

                                 PRESS RELEASE


FROM:     The Marcus Group, Inc.        CONTACT:  Alan C. Marcus
          500 Plaza Drive                         (201) 902-9000
          Secaucus, NJ 07096-3309

FOR:      Trump Plaza Hotel and Casino
          725 Fifth Avenue
          New York, New York 10022

For Immediate Release: March 30, 1995

                      TRUMP HOTELS & CASINO RESORTS, INC.
                   FILES IPO REGISTRATION STATEMENT WITH SEC

     NEW YORK   Trump Hotels & Casino Resorts, Inc., a newly formed holding company, today filed a registration statement with the Securities and Exchange Commission relating to the proposed initial public offering of 10 million shares of common stock at an estimated offering price of between $14 and $16 per share. The Company also announced that its two controlled affiliates, Trump Hotels & Casino Resorts Holdings, L.P. and Trump Hotels & Casino Resorts Funding, Inc., have filed a registration statement with the SEC relating to the proposed public offering of $135 million of Senior Secured Notes due 2005.

     Donaldson, Lufkin & Jenrette Securities Corp. and BT Securities Corporation will be the managing underwriters of the offerings.

     The Company has been formed to serve as the exclusive vehicle through which Donald J. Trump will engage in new gaming activities and will own and operate the Trump Plaza Hotel & Casino. The financings are designed to facilitate expansion at the Trump Plaza and finance the initial phase of a new gaming site in Gary, Indiana.

     In addition, the offerings are subject to a number of conditions, including regulatory approvals.

     Registration statements relating to the Common Stock and the Notes have been filed with the Securities and Exchange Commission but have not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to






















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sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.